Exhibit 10.2

MDRNA, INC.
3830 Monte Villa Parkway
Bothell, Washington 98021

July 13, 2009

Mr. Bruce R. York
MDRNA, Inc.
3830 Monte Villa Parkway
Bothell, Washington 98021

Re: Amendment to Employment Agreement Dated March 7, 2008

Dear Bruce:

This letter confirms the amendments agreed to by you and MDRNA, Inc. (the “Company”) with respect to the Employment Agreement between you and the Company effective March 7, 2008 (the “Agreement”). Capitalized terms not otherwise defined shall have the meanings given in the Agreement.

Pursuant to the terms of this amendment, effective immediately your appointment, in lieu of your former position as Chief Financial Officer, as Vice President-Finance and Chief Accounting Officer is confirmed and agreed to by you and the Company.

You and the Company agree that should your employment be terminated on or before December 31, 2009 for any reason other than termination for Cause, including without limitation should you terminate your employment without Good Reason, then the provisions of Section 12(a) of the Agreement shall apply for your severance, provided that the provisions of Section 12(c) shall apply upon termination due to death or Disability.

In addition, you and the Company agree that should your employment be terminated on or before December 31, 2009 for any reason other than termination for Cause (including without limitation following a Change in Control), then notwithstanding anything to the contrary contained in any of the equity compensation plans of the Company or in any other provision of the Agreement, any and all unvested common stock options held by you shall immediately vest in full upon the effective date of such termination, and shall remain exercisable for a period of two (2) years thereafter (but in no event after the original expiration date of the award), and any and all unvested shares of restricted common stock held by you shall immediately vest in full upon the effective date of such termination. Upon execution of this letter, your grant agreements shall be amended to the extent necessary, to reflect this change.

The provisions of Section 21(a) are amended by amending clauses (i), (ii) and (iii) to read in their entirety as follows:

“(i)  Executive shall be entitled to receive base salary, incentive cash compensation (determined on a pro-rated basis as to the year in which the Termination Date occurs), pay for accrued but unused paid time off, and reimbursement for expenses pursuant to Section 13 hereof through the Termination Date, plus a lump-sum equal to twelve (12) months of the Executive’s specified base salary hereunder at the rate in effect on the Termination Date, and

“(ii) notwithstanding the vesting and/or exercisability provisions otherwise applicable to Outstanding Options and the vesting and restriction provisions applicable to Outstanding Restricted Shares, all such stock options shall be fully vested and exercisable, and all such restricted shares shall be fully vested, upon a Change of Control and, in the case of the options, shall remain exercisable as specified in the option grant agreements and subject to the right of the Company to direct the sale of shares in connection with a Change of Control.

“(iii) Except to the extent that more time is required to determine the incentive cash compensation payable pursuant to Section 21(a)(i) hereof, the Company shall pay the cash amounts provided for in this Section 21(a) within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs).”

The Company intends that income provided to you under the Amendment as amended hereby will not be subject to taxation under Section 409A of the Internal Revenue Code. The provisions of the Agreement as amended hereby shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code, provided if the Company is advised by counsel that the matter is not free from doubt whether such provisions are satisfied, the Company may take, or refrain from taking, such actions such that such provisions are satisfied, and may require appropriate indemnities as advised by counsel.

Effective at 12:01 a.m., January 1, 2010, if you are then employed by the Company, the change in your position shall not trigger the severance provisions stated in Section 12, the definition of “Good Reason” shall be amended by deleting “CFO” in clause (i) thereof and inserting “Vice-President Finance and Chief Accounting Officer”, and the Agreement shall apply based on your new position of Vice President-Finance and Chief Accounting Officer.

All of the terms and conditions of the Agreement not amended by this letter are affirmed and ratified.

Very truly yours,

/s/ J. Michael French
J. Michael French
President & CEO

Accepted and Agreed as of the date stated above:

/s/ Bruce R. York
Bruce R. York